Exhibit 99.1

Ramtron CEO Resigns, Ramtron Board of Directors Names Eric A. Balzer to Lead Company as CEO

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--January 26, 2011--U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of ferroelectric-based low-power memory and integrated semiconductor products, today announced that effective January 24, 2011, Ramtron’s Board of Directors has accepted the resignation of Ramtron CEO, Bill Staunton. Eric A. Balzer, Ramtron’s current CFO and a member of the company’s board, has been named CEO. Mr. Balzer will retain the title and responsibilities of CFO until a replacement is named. The Board has initiated a search for a new chief financial officer.

“On behalf of Ramtron’s entire board, I would like to thank Bill for his outstanding contribution to Ramtron since he joined the company in 2001,” said Ramtron Chairman, William Howard. “Bill has been instrumental in commercializing Ramtron’s ferroelectric memory technology and moving Ramtron from its pre-commercial stage to a growing semiconductor product company. Looking toward the future, we are eager to tap Eric’s vast operational and financial experience to lead Ramtron’s next phase of product innovation and growth.”

“I enthusiastically embrace the opportunity to lead Ramtron to its future growth and profitability,” said Eric Balzer, Ramtron’s CEO. “Among my top priorities at Ramtron will be to drive the completion of our foundry transition while I work to optimize Ramtron’s operation for best-in-class product design, development and delivery with superior financial performance.”

Mr. Balzer, 62, became Ramtron’s CFO in 2004 and has been a director of Ramtron since 1998. He also served on Ramtron's audit committee from 1999 to 2004. Prior to his tenure at Ramtron, Mr. Balzer served as senior vice president of operations for Advanced Energy Industries, Inc., which develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Earlier, Mr. Balzer held operations and finance positions at IBM’s Corporate Systems Technology Division, VP of finance and administration for Lewis Energy, as well as accounting manager and internal auditor for Shell Oil. Mr. Balzer holds a bachelors’ degree in Finance from the University of Colorado.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

CONTACT:
Ramtron International Corporation
Lee Brown, 719-481-7213
lee.brown@ramtron.com